Filed Pursuant to Rule 433

Registration No. 333-132911

Merrill Lynch Structured Investments Innovative Investment Tools Tailored to Meet Specific Investor Needs

The financial landscape is continuously evolving. With these changes come new investment imperatives. Structured Investments can be used alongside traditional investments to tailor investors’ market exposure to their risk/return profiles. Structured Investments offer the opportunity to position a portfolio for volatile markets and provide diversification that might otherwise be difficult to achieve through traditional investments. Contact your Financial Advisor to learn more about which Structured Investments may be right for you. Solutions Structured Investments provide investors with creative portfolio solutions beyond traditional managed strategies. Structured Investments are designed to meet specific investment objectives. The return on these investments comes from the performance of the underlying asset or assets to which the investment is linked. The assets can include fixed income, equities, foreign exchange, commodities, or a combination of these. Structured Investments can accommodate investors with various types of risk and return profiles. As described below, Structured Investments may include the following: principal protection, enhanced income, market participation and/or enhanced participation. Benefits Benefits of Investing in Structured Investments Flexibility: Structured Investments can be used to implement a wide variety of market views. Simplicity: Structured Investments offer a packaged solution for investors to access the potential returns of a combination of financial instruments linked to one or more asset classes. Diversification: Structured Investments enable investors to diversify a portfolio by providing access to the potential returns of a wide variety of asset classes. Operational and Tax Efficiencies: Structured Investments can reduce complicated financial, tax, legal and operational issues surrounding the execution of sophisticated strategies by providing them in a single security. Enhanced Risk/Return Profiles: Structured Investments may provide full or partial principal protection and/or incremental return potential through upside leverage or through other means.

Merrill Lynch Structured Investments Re-examining Traditional Investment Strategies A desire to be better positioned for market Prior to investing, investors should carefully consider fluctuations has encouraged many investors to their investment objectives such as: re-examine their portfolio allocation strategies. Time horizon Structured Investments are increasingly being Risk tolerance used by individual investors to implement their Income requirements market views and balance their risk/return Market view (bullish, bearish, profiles in a way that may not be feasible moderate outlook, etc.) through traditional investments. The following categorization of Structured Investments It is important that investors are fully aware is meant solely for informational purposes and is of the associated risks and whether these not intended to represent any particular Structured securities fit within their investment parameters. Investment or guarantee any particular performance. Certain Structured Investments may have overlapping characteristics along each of these categories. Principal Protection Principal Protected Structured Investments can be appropriate for investors seeking growth- or income-oriented market exposure with capital preservation. They offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. It is important to note that the principal protection feature inherent in Structured Investments provides investors with principal protection at maturity (subject to issuer credit risk). Principal protection may not be achieved if the investment is sold prior to maturity. In addition, in exchange for full or partial principal protection, investors may forfeit dividends or full exposure to an underlying asset and therefore, in some circumstances, may receive a lower return than investing directly in the underlying asset.

Enhanced Income Structured Investments offering enhanced income can be appropriate for yield-oriented investors seeking potentially higher income returns than those that may be obtainable through comparable fixed income securities. These short- to medium-term investments may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. Enhanced Income Structured Investments generally do not include the principal protection feature. Payment at maturity, or upon repurchase by the issuer in the case of callable investments, is generally determined by the performance of the underlying asset or group of assets. Though enhanced income streams may help offset potential declines in the underlying asset, investors may be exposed to downside risk and may lose part or all of their investment. Market Participation Certain Structured Investments can offer investors exposure to specific market sectors, asset classes and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from Market Participation Structured Investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. In some instances, these Structured Investments may also provide interim coupon payments. These investments are not structured to include the principal protection feature and thus a decline in the performance of the underlying asset can result in loss of principal. Typically, these investments are appropriate for investors who are willing to take risk to principal as they do not assure full repayment of the principal amount at maturity.

Enhanced Participation Enhanced Participation Structured Investments can be used to generate positive returns in a flat to moderately positive market environment (or in the case of bearish investments, a flat to moderately negative market environment). Structured Investments that utilize leverage to maximize returns can be appropriate for those investors who would like to optimize their exposure given their particular market view. These short- to medium-term Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. Typically, this leverage applies only to the positive return of the investment and does not increase the downside risk. As these investments are not principal protected, and do not assure full repayment of principal at maturity, investors may lose part or all of their investment. FACTORS TO CONSIDER WHEN PURCHASING STRUCTURED INVESTMENTS Structured Investments may not be suitable for all investors. Different Structured Investments have various payout characteristics, risks and rewards. Investors must understand the characteristics, risks and rewards of each Structured Investment as well as those of the underlying asset before making a decision to invest. Prior to investing, investors should carefully read the related disclosure document which contains a detailed explanation of the terms of the offering as well as the risks, tax treatment and other relevant information about the investment. Additionally, investors should consult their accounting, legal or tax advisors before investing. RISK CONSIDERATIONS Depending on the features associated with the interest rates, volatility of the underlying asset, Structured Investment, risks may include loss liquidity and time remaining until maturity of principal and the possibility that investors of the investment. will own the underlying asset at maturity at While some Structured Investments may pay interest a price that is less than the original principal similar to comparable fixed income securities, they amount invested. Structured Investments may often exhibit very different profit and loss potential. also cap or limit the upside participation in an Any yield paid on Structured Investments may be underlying asset. lower than the yield on other debt securities of Some Structured Investments may not provide comparable maturity of the same issuer. interest or coupon payments. Affiliates of the issuer may maintain a secondary Any payments due on Structured Investments, market; however, they are not obligated to do so. including principal protected investments, are Structured Investments are generally not deposits subject to the credit risk of the issuer. and generally are not insured or guaranteed by the Factors that may affect the value of Structured Federal Deposit Insurance Corporation or any other Investments include, but are not limited to: government agency.

Merrill Lynch & Co., Inc. (ML&Co.) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offerings to which this communication relates. Before you invest, you should carefully read the prospectus in that registration statement and the other documents that ML&Co. has filed with the SEC relating to any offering described in this communication for more complete information about ML&Co. and the offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in the offerings, will arrange to send you the prospectus and other documents relating to any offering if you so request upon calling toll-free 1-866-500-5408. © 2008 Merrill Lynch, Pierce, Fenner & Smith Incorporated. Member Securities Investor Protection Corporation (SIPC). Printed in the U.S.A. 329005PM-0208 Global Markets & Investment Banking Global Research Global Wealth Management